Nuveen Municipal Credit Opportunities Fund N-2A

Exhibit 99.(l)(1)

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

September 19, 2024

Nuveen Municipal Credit Opportunities Fund

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Nuveen Municipal Credit Opportunities Fund (the “Fund”), a Massachusetts business trust, in connection with the registration of (i) common shares, $0.01 par value per share (“Common Shares”), (ii) preferred shares (“Preferred Shares,” and collectively with Common Shares, “Capital Stock”), and (iii) subscription rights to purchase Common Shares (“Rights,” and collectively with Capital Stock, “Securities”), in any combination with a maximum aggregate dollar offering price of up to $70,131,757, pursuant to a registration statement on Form N-2 to be filed on or about the date hereof (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).

This opinion is furnished in accordance with the requirements of Item 25.2(l) of Form N-2 under the Investment Company Act and the Securities Act.

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s Amended and Restated Declaration of Trust (the “Declaration”) and Amended and Restated By-Laws (the “By-Laws”), actions of the Board of Trustees of the Fund (the “Board”) authorizing the registration of the Securities, and the Registration Statement.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others.

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Nuveen Municipal Credit Opportunities Fund

333 West Wacker Drive

Chicago, Illinois 60606

We have assumed the following for purposes of this opinion:

1.       The Securities will be issued in accordance with the Declaration and By-Laws, each as is in existence as of the date of this opinion, and that the Board will take all actions and pass all resolutions necessary to authorize, issue and sell the Securities, and that the specific terms of the Securities will be determined in accordance with all Board resolutions.

2.       The Securities will be issued against payment therefor as described in the Prospectus, including the applicable Prospectus Supplement, and the Statement of Additional Information relating thereto included in the Registration Statement.

3.       With respect to an offering of Preferred Shares:

(a) the Board will have taken all actions, by resolution, to authorize the terms and conditions, execution and filing of the Fund’s statement establishing and fixing the rights and preferences of the Preferred Shares and any applicable supplements or appendices thereto with respect to such Preferred Shares (the “Operative Preferred Statement”) and the entering into of agreements with any service providers or other agents with respect to such Preferred Shares consistent with such Operative Preferred Statement;

(b) such Operative Preferred Statement shall provide that the Preferred Shares covered by such Statement shall rank on a parity with shares of each other series of the Fund’s preferred shares as to the payment of dividends by the Fund and as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund;

(c) that the issuance of such Preferred Shares will not violate any restrictions or limitations on the amount of leverage that may be incurred and the asset coverage that must be maintained by the Fund pursuant to the any existing statement establishing and fixing the rights and preferences of the Preferred Shares and any applicable supplements (“Existing Preferred Statements”), and that any other requirements for the issuance of additional Preferred Shares by the Fund set forth in such Existing Preferred Statements and Subsequent Preferred Statements shall have been met; and

(d) the Operative Preferred Statement will have been duly executed and filed with the office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston.

Based upon the foregoing, we are of the opinion that when the Securities are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, (i) any Rights so issued and sold will be a binding obligation of the Fund under the laws of Massachusetts, and (ii) any Capital Stock, including those Common Shares underlying Rights, so issued and sold will be legally issued, fully paid and non-assessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for obligations of the Fund.

Nuveen Municipal Credit Opportunities Fund

333 West Wacker Drive

Chicago, Illinois 60606

In rendering the foregoing opinion, we have relied upon the opinion of Morgan, Lewis & Bockius LLP expressed in their letter to us dated September 18, 2024.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Fund and we further consent to reference in the Registration Statement of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP